Exhibit 99.1

News Release
USA Compression Partners, LP
100 Congress Avenue, Suite 450
Austin, Texas 78701
usacompression.com

USA Compression Partners, LP Reports First Quarter 2017 Results and Confirms 2017 Outlook

AUSTIN, Texas, May 4, 2017 —USA Compression Partners, LP (NYSE: USAC) (“USA Compression” or the “Partnership”) announced today its financial and operating results for the first quarter 2017.

First Quarter 2017 Summary Results

•	Revenues decreased; first quarter 2017 down 0.5% from first quarter 2016
•	Net income decreased; first quarter 2017 down 81.8% from first quarter 2016
•	Net cash provided by operating activities decreased; first quarter 2017 down 16.7% from first quarter 2016
•	Adjusted EBITDA decreased; first quarter 2017 down 6.3% from first quarter 2016
•	Distributable Cash Flow decreased; first quarter 2017 down 14.7% from first quarter 2016
•	First quarter 2017 cash distribution of $0.525 per common unit, consistent with first quarter 2016
•	Distributable Cash Flow Coverage of 0.82x for first quarter 2017
•	Cash Coverage of 1.04x for first quarter 2017

Full-Year 2017 Outlook

USA Compression is confirming the following full-year 2017 guidance:

•	Net income range of $15.8 million to $30.8 million;
•

A forward-looking estimate of net cash provided by operating activities is not provided because the items necessary to estimate net cash provided by operating activities, in particular the change in operating assets and liabilities, are not accessible or estimable at this time. The Partnership does not anticipate the changes in operating assets and liabilities to be material, but changes in accounts receivable, accounts payable, accrued liabilities and deferred revenue could be significant, such that the amount of net cash provided by operating activities would vary substantially from the amount of projected Adjusted EBITDA and Distributable Cash Flow;

•	Adjusted EBITDA range of $145.0 million to $160.0 million; and
•	Distributable Cash Flow range of $108.0 million to $123.0 million.

Operational and Financial Data

First Quarter 2017

	Three Months Ended
	March 31,	December 31,	March 31,
	2017	2016	2016
Operational Data
Fleet Horsepower (at period end)	1,739,379	1,720,547	1,711,915
Revenue Generating Horsepower (at period end)	1,427,634	1,387,073	1,397,278
Average Revenue Generating Horsepower	1,406,206	1,366,371	1,410,574
Revenue Generating Compression Units (at period end)	2,612	2,552	2,657
Horsepower Utilization (at period end) (1)	89.9%	87.1%	87.9%
Average Horsepower Utilization (for the period) (1)	88.2%	87.4%	88.7%

Financial Data ($ in thousands, except per horsepower data)
Revenue	$66,032	$74,913	$66,367
Average Revenue Per Revenue Generating Horsepower Per Month (2)	$14.98	$15.07	$15.72
Net income	$1,552	$3,269	$8,538
Operating income	$7,368	$8,894	$13,827
Net cash provided by operating activities	$18,286	$9,101	$21,960
Gross Operating Margin (3)	$43,510	$45,120	$45,538
Gross Operating Margin Percentage	65.9%	60.2%	68.6%
Adjusted EBITDA (3)	$36,003	$36,461	$38,404
Adjusted EBITDA Percentage	54.5%	48.7%	57.9%
Distributable Cash Flow (3)	$27,223	$28,703	$31,913

(1)

Horsepower utilization is calculated as (i) the sum of (a) revenue generating horsepower; (b) horsepower in the Partnership’s fleet that is under contract but is not yet generating revenue; and (c) horsepower not yet in the Partnership’s fleet that is under contract, not yet generating revenue and is subject to a purchase order, divided by (ii) total available horsepower less idle horsepower that is under repair.  Horsepower utilization based on revenue generating horsepower and fleet horsepower at each applicable period end was 82.1%, 80.6% and 81.6% for the quarters ended March 31, 2017,  December 31, 2016 and March 31, 2016, respectively.  Average horsepower utilization based on revenue generating horsepower and fleet horsepower was 80.9%, 79.4% and 82.4% for the quarters ended March 31, 2017,  December 31, 2016 and March 31, 2016, respectively.

(2)

Calculated as the average of the result of dividing the contractual monthly rate for all units at the end of each month in the period by the sum of the revenue generating horsepower at the end of each month in the period.

(3)

Gross operating margin, Adjusted EBITDA and Distributable Cash Flow are all non-U.S. generally accepted accounting principles (“Non-GAAP”) financial measures. For the definition of each measure, see “Non-GAAP Financial Measures” below.

First Quarter 2017 Financial and Operating Performance

Revenues in the first quarter of 2017 decreased 0.5% to $66.0 million from  $66.4 million for the first quarter of 2016.  Net income decreased 81.8% to $1.6 million for the first quarter of 2017 as compared to $8.5 million for the first quarter of 2016.  Operating income decreased 46.7% to $7.4 million for the first quarter of 2017 as compared to $13.8 million for the first quarter of 2016. Net cash provided by operating activities decreased 16.7% to $18.3 million in the first quarter of 2017 as compared to $22.0 million in the first quarter of 2016.  Adjusted EBITDA decreased 6.3% to $36.0 million in the first quarter of 2017 from $38.4 million for the first quarter of 2016.  Distributable Cash Flow decreased 14.7% to $27.2 million in the first quarter of 2017 from  $31.9 million for the first quarter of 2016.

“While the year-over-year comparisons reflect the challenging business environment we faced in mid-to-late 2016, we are pleased to be off to a good start in 2017. The first quarter continued the positive industry trends we experienced coming into the beginning of the year, and we remain optimistic for continued activity in the areas in which we operate,” said Eric D. Long, USA Compression’s President and Chief Executive Officer.  “Many of our customers are seeing project ideas turn into reality, and as a result, we have experienced strong demand for our compression services. The Permian and Delaware basins remain our most active areas, and we are taking actions to make sure we have the right equipment for our customers to execute their projects. We expect the supply and demand dynamics for natural gas in the U.S. to continue to evolve, and our fleet of large horsepower assets is well-situated to take advantage of the changing landscape.”

Average revenue generating horsepower decreased 0.3% to 1,406,206 for the first quarter of 2017 from 1,410,574 for the first quarter of 2016.  Average revenue per revenue generating horsepower per month decreased 4.7% to $14.98 for the first quarter of 2017 from  $15.72 for the first quarter of 2016.

Gross operating margin decreased 4.5% to $43.5 million for the first quarter of 2017 from  $45.5 million for the first quarter of 2016.   Gross operating margin as a percentage of total revenues was 65.9% for the first quarter of 2017 compared to 68.6% in the first quarter of 2016.

Expansion capital expenditures were $25.1 million, maintenance capital expenditures were $3.2 million and cash interest expense, net was $5.1 million for the first quarter of 2017.

On April 20, 2017, the Partnership announced a cash distribution of $0.525 per unit on its common units.  This first quarter distribution corresponds to an annualized distribution rate of $2.10 per unit.  The distribution will be paid on May 12, 2017 to unitholders of record as of the close of business on May 2, 2017.   USA Compression Holdings, LLC, the owner of approximately 39.5% of the Partnership’s outstanding limited partner interests, elected to reinvest 50% of this distribution with respect to its units pursuant to the Partnership’s Distribution Reinvestment Plan (the “DRIP”).   For the first quarter of 2017, the Partnership’s Distributable Cash Flow Coverage Ratio was 0.82x and Cash Coverage Ratio was 1.04x.

Liquidity and Credit Facility

As of March 31, 2017,  the Partnership was in compliance with all covenants under its $1.1 billion revolving credit facility.  As of March 31, 2017, the outstanding balance under the revolving credit facility, which matures in 2020, was $714.8 million.

Conference Call

The Partnership will host a conference call today beginning at 11:00 a.m. Eastern Time (10:00 a.m. Central Time) to discuss first quarter 2017 performance.  The call will be broadcast live over the Internet. Investors may participate either by phone or audio webcast.

By Phone:

Dial 800-533-7619 inside the U.S. and Canada at least 10 minutes before the call and ask for the USA Compression Partners Earnings Call.  Investors outside the U.S. and Canada should dial 785-830-1923.  The conference ID for both is 9608452.

A replay of the call will be available through May 15, 2017. Callers inside the U.S. and Canada may access the replay by dialing 888-203-1112.  Investors outside the U.S. and Canada should dial 719-457-0820.  The conference ID for both is 9608452.

By Webcast:

Connect to the webcast via the “Events” page of USA Compression’s Investor Relations website at investors.usacompression.com.  Please log in at least 10 minutes in advance to register and download any necessary software.  A replay will be available shortly after the call.

About USA Compression Partners, LP

USA Compression Partners, LP is a growth-oriented Delaware limited partnership that is one of the nation’s largest independent providers of compression services in terms of total compression fleet horsepower. The Partnership partners with a broad customer base composed of producers, processors, gatherers and transporters of natural gas and crude oil. The Partnership focuses on providing compression services to infrastructure applications primarily in high-volume gathering systems, processing facilities and transportation applications.  More information is available at usacompression.com.

Non-GAAP Financial Measures

This news release includes the non-GAAP financial measures of Adjusted EBITDA, Gross operating margin, Distributable Cash Flow,  Distributable Cash Flow Coverage Ratio and Cash Coverage Ratio.

Management views Adjusted EBITDA as one of its primary management tools, and the Partnership tracks this item on a monthly basis both as an absolute amount and as a percentage of revenue compared to the prior month, year-to-date, prior year and budget. The Partnership defines EBITDA as net income before net interest expense, depreciation and amortization expense, and income tax expense.  The Partnership defines Adjusted EBITDA as EBITDA plus impairment of compression equipment, impairment of goodwill, interest income on capital lease, unit-based compensation expense, severance charges, certain transaction fees, loss (gain) on sale of assets and other. Adjusted EBITDA is used as a supplemental financial measure by management and external users of its financial statements, such as investors and commercial banks, to assess:

•	the financial performance of the Partnership’s assets without regard to the impact of financing methods, capital structure or historical cost basis of the Partnership’s assets;
•	the viability of capital expenditure projects and the overall rates of return on alternative investment opportunities;
•	the ability of the Partnership’s assets to generate cash sufficient to make debt payments and to make distributions; and
•	the Partnership’s operating performance as compared to those of other companies in its industry without regard to the impact of financing methods and capital structure.

Management believes that Adjusted EBITDA provides useful information to investors because, when viewed with U.S. generally accepted accounting principles (“GAAP”) results and the accompanying reconciliations, it provides a more complete understanding of the Partnership’s performance than GAAP results alone. Management also believes that external users of its financial statements benefit from having access to the same financial measures that management uses in evaluating the results of the Partnership’s business.

Adjusted EBITDA should not be considered an alternative to, or more meaningful than, net income, operating income, cash flows from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP as measures of operating performance and liquidity. Moreover, Adjusted EBITDA as presented may not be comparable to similarly titled measures of other companies.

Gross operating margin is defined as revenue less cost of operations, exclusive of depreciation and amortization expense. Management believes that gross operating margin is useful as a supplemental measure of the Partnership’s operating profitability.   Gross operating margin is impacted primarily by the pricing trends for service operations and cost of operations, including labor rates for service technicians, volume and per unit costs for lubricant oils, quantity and pricing of routine preventative maintenance on compression units and property tax rates on compression units. Gross operating margin should not be considered an alternative to, or more meaningful than, operating income, its most directly comparable GAAP financial measure, or any other measure of financial performance presented in accordance with GAAP. Moreover, gross operating margin as presented may not be comparable to similarly titled measures of other companies. Because the Partnership capitalizes assets, depreciation and amortization of equipment is a necessary element of its costs. To compensate for the limitations of gross operating margin as a measure of the Partnership’s performance, management believes that it is important to consider operating income determined under GAAP, as well as gross operating margin, to evaluate the Partnership’s operating profitability. A reconciliation of gross operating margin to operating income is provided in this news release.

Distributable Cash Flow is defined as net income plus non-cash interest expense, non-cash income tax expense, depreciation and amortization expense, unit-based compensation expense, impairment of compression equipment, impairment of goodwill, certain transaction fees, severance charges, loss (gain) on sale of assets, proceeds from insurance recovery and other, less maintenance capital expenditures.

Management believes Distributable Cash Flow is an important measure of operating performance because such measure allows management, investors and others to compare basic cash flows the Partnership generates (prior to any retained cash reserves established by the Partnership’s general partner and the effect of the DRIP) to the cash distributions the Partnership expects to pay its unitholders.

Distributable Cash Flow Coverage Ratio, a non-GAAP measure, is defined as Distributable Cash Flow less cash distributions to be paid to the Partnership’s general partner and incentive distribution rights (“IDRs”) in respect of such period, divided by distributions declared to limited partner unitholders in respect of such period.   Cash Coverage Ratio is defined as Distributable Cash Flow less cash distributions to be paid to the Partnership’s general partner and IDRs in respect of such period, divided by cash distributions expected to be paid to limited partner unitholders in respect of such period, after taking into account the non-cash impact of the DRIP. Management believes Distributable Cash Flow Coverage Ratio and Cash Coverage Ratio are important measures of operating performance because they allow management, investors and others to gauge the Partnership’s ability to pay cash distributions to limited partner unitholders using the cash flows the Partnership generates. The Partnership’s Distributable Cash Flow Coverage Ratio and Cash Coverage Ratio as presented may not be comparable to similarly titled measures of other companies.

This news release also contains a forward-looking estimate of Adjusted EBITDA and Distributable Cash Flow projected to be generated by the Partnership in its 2017 fiscal year. A forward-looking estimate of net cash provided by operating activities and reconciliations of the forward-looking estimates of Adjusted EBITDA and Distributable Cash Flow to net cash provided by operating activities are not provided because the items necessary to estimate net cash provided by operating activities, in particular the change in operating assets and liabilities, are not accessible or estimable at this time. The Partnership does not anticipate the changes in operating assets and liabilities to be material, but changes in accounts receivable, accounts payable, accrued liabilities and deferred revenue could be significant, such that the amount of net cash provided by operating activities would vary substantially from the amount of projected Adjusted EBITDA and Distributable Cash Flow.

See “Reconciliation of Non-GAAP Financial Measures” for Adjusted EBITDA reconciled to net income and net cash provided by operating activities, and net income and net cash provided by operating activities reconciled to Distributable Cash Flow,  Distributable Cash Flow Coverage Ratio and Cash Coverage Ratio.

Forward-Looking Statements

Some of the information in this news release may contain forward‑looking statements.  These statements can be identified by the use of forward‑looking terminology including “may,” “believe,” “expect,” “intend,” “anticipate,” “estimate,” “continue,” or other similar words, and include the Partnership’s expectation of future performance contained herein, including as described under “Full-Year 2017 Outlook.” These statements discuss future expectations, contain projections of results of operations or of financial condition, or state other “forward‑looking” information.  You are cautioned not to place undue reliance on any forward-looking statements, which can be affected by assumptions used or by known risks or uncertainties. Consequently, no forward‑looking statements can be guaranteed.  When considering these forward‑looking statements, you should keep in mind the risk factors noted below and other cautionary statements in this news release. The risk factors and other factors noted throughout this news release could cause actual results to differ materially from those contained in any forward‑looking statement. Known material factors that could cause the Partnership’s actual results to differ materially from the results contemplated by such forward‑looking statements are described in Part I, Item 1A (“Risk Factors”) of the Partnership’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016,  which was filed with the Securities and Exchange Commission on February 13, 2017,  and include:

•	changes in general economic conditions and changes in economic conditions of the crude oil and natural gas industry specifically;
•	competitive conditions in the industry;
•	changes in the long-term supply of and demand for crude oil and natural gas;

•	our ability to realize the anticipated benefits of acquisitions and to integrate acquired assets with our existing fleet;
•	actions taken by the Partnership’s customers, competitors and third-party operators;
•	the deterioration of the financial condition of our customers;
•	changes in the availability and cost of capital;
•	operating hazards, natural disasters, weather-related delays, casualty losses and other matters beyond the Partnership’s control;
•	the effects of existing and future laws and governmental regulations;
•	the effects of future litigation; and
•	other factors discussed in the Partnership’s filings with the Securities and Exchange Commission.

All forward‑looking statements speak only as of the date of this news release and are expressly qualified in their entirety by the foregoing cautionary statements. Unless legally required, the Partnership undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Unpredictable or unknown factors not discussed herein also could have material adverse effects on forward-looking statements.

Investor Contacts:

USA Compression Partners, LP

mailto:mlenox@usacompression.com
Matthew C. Liuzzi Chief Financial Officer 512-369-1624 mliuzzi@usacompression.com

mailto:mlenox@usacompression.com

USA COMPRESSION PARTNERS, LP

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except for per unit amounts — Unaudited)

	Three Months Ended
	March 31,	December 31,	March 31,
	2017	2016	2016
Revenues:
Contract operations	$60,432	$59,605	$64,278
Parts and service	5,600	15,308	2,089
Total revenues	66,032	74,913	66,367
Cost of operations, exclusive of depreciation and amortization	22,522	29,793	20,829
Gross operating margin	43,510	45,120	45,538
Other operating and administrative costs and expenses:
Selling, general and administrative	11,123	10,987	9,739
Depreciation and amortization	24,151	23,636	22,094
Gain on sale of assets	(244)	(23)	(122)
Impairment of compression equipment	1,112	1,626	—
Total other operating and administrative costs and expenses	36,142	36,226	31,711
Operating income	7,368	8,894	13,827
Other income (expense):
Interest expense, net	(5,674)	(5,611)	(5,062)
Other	7	5	7
Total other expense	(5,667)	(5,606)	(5,055)
Net income before income tax expense	1,701	3,288	8,772
Income tax expense	149	19	234
Net income	$1,552	$3,269	$8,538

Net income (loss) allocated to:
General partner's interest in net income	$353	$345	$414
Common units' interest in net income	$1,199	$2,924	$10,835
Subordinated units' interest in net income (loss)			$(2,711)

Weighted average common units outstanding:
Basic	60,877	56,415	46,104
Diluted	61,154	56,739	46,104

Basic and diluted weighted average subordinated units outstanding			7,101

Basic and diluted net income per common unit	$0.02	$0.05	$0.24

Basic and diluted net loss per subordinated unit			$(0.38)

Distributions declared per limited partner unit in respective periods	$0.525	$0.525	$0.525

USA COMPRESSION PARTNERS, LP

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands— Unaudited)

	Three Months Ended
	March 31,	December 31,	March 31,
	2017	2016	2016
Net cash provided by operating activities	$18,286	$9,101	$21,960
Net cash used in investing activities	$(15,590)	$(4,964)	$(16,163)
Net cash used in financing activities	$(2,754)	$(4,079)	$(5,797)

USA COMPRESSION PARTNERS, LP

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

ADJUSTED EBITDA TO NET INCOME AND NET CASH PROVIDED BY OPERATING ACTIVITIES

(In thousands — Unaudited)

The following table reconciles Adjusted EBITDA to net income and net cash provided by operating activities, its most directly comparable GAAP financial measures, for each of the periods presented:

	Three Months Ended
	March 31,	December 31,	March 31,
	2017	2016	2016
Net income	$1,552	$3,269	$8,538
Interest expense, net	5,674	5,611	5,062
Depreciation and amortization	24,151	23,636	22,094
Income tax expense	149	19	234
EBITDA	$31,526	$32,535	$35,928
Impairment of compression equipment	1,112	1,626	—
Interest income on capital lease	431	407	375
Unit-based compensation expense (1)	2,945	1,892	1,812
Transaction expenses for acquisitions (2)	—	(56)	—
Severance charges	62	80	411
Other	171	—	—
Gain on sale of assets	(244)	(23)	(122)
Adjusted EBITDA	$36,003	$36,461	$38,404
Interest expense, net	(5,674)	(5,611)	(5,062)
Income tax expense	(149)	(19)	(234)
Interest income on capital lease	(431)	(407)	(375)
Non-cash interest expense	547	547	467
Transaction expenses for acquisitions	—	56	—
Severance charges	(62)	(80)	(411)
Other	(171)	—	—
Changes in operating assets and liabilities	(11,777)	(21,846)	(10,829)
Net cash provided by operating activities	$18,286	$9,101	$21,960

(1)

For the quarters ended March 31, 2017,  December 31, 2016 and March 31, 2016, unit-based compensation expense included $0.8 million, $0.6 million, and $0.8 million, respectively, of cash payments related to quarterly payments of distribution equivalent rights on outstanding phantom unit awards and $0.4 million,  $0,  and $0.1 million, respectively, related to the cash portion of any settlement of phantom unit awards upon vesting. The remainder of the unit-based compensation expense for each period presented in 2017 and 2016 was related to non-cash adjustments to the unit-based compensation liability.

(2)	Represents certain transaction expenses related to potential acquisitions. The Partnership believes it is useful to investors to exclude these fees.

USA COMPRESSION PARTNERS, LP

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

DISTRIBUTABLE CASH FLOW TO NET INCOME AND NET CASH PROVIDED BY OPERATING ACTIVITIES

(Dollars in thousands— Unaudited)

The following table reconciles Distributable Cash Flow to net income and net cash provided by operating activities, its most directly comparable GAAP financial measures, for each of the periods presented:

	Three Months Ended
	March 31,	December 31,	March 31,
	2017	2016	2016
Net income	$1,552	$3,269	$8,538
Plus: Non-cash interest expense	547	547	467
Plus: Non-cash income tax expense	109	31	102
Plus: Depreciation and amortization	24,151	23,636	22,094
Plus: Unit-based compensation expense (1)	2,945	1,892	1,812
Plus: Impairment of compression equipment	1,112	1,626	—
Plus: Transaction expenses for acquisitions (2)	—	(56)	—
Plus: Severance charges	62	80	411
Plus: Other	171	—	—
Less: Gain on sale of assets	(244)	(23)	(122)
Less: Maintenance capital expenditures (3)	(3,182)	(2,299)	(1,389)
Distributable cash flow	$27,223	$28,703	$31,913
Plus: Maintenance capital expenditures	3,182	2,299	1,389
Plus: Changes in operating assets and liabilities	(11,777)	(21,846)	(10,829)
Less: Transaction expenses for acquisitions	—	56	—
Less: Other	(342)	(111)	(513)
Net cash provided by operating activities	$18,286	$9,101	$21,960

Distributable Cash Flow	$27,223	$28,703	$31,913
Less: Cash distributions to general partner and IDRs	749	723	711
Distributable Cash Flow attributable to limited partner interest	$26,474	$27,980	$31,202

Distributions for Distributable Cash Flow Coverage Ratio (4)	$32,119	$29,618	$28,433

Distributions reinvested in the DRIP (5)	$6,635	$4,042	$9,807

Distributions for Cash Coverage Ratio (6)	$25,484	$25,576	$18,626

Distributable Cash Flow Coverage Ratio (7)	0.82	0.94	1.10

Cash Coverage Ratio (8)	1.04	1.09	1.68

(1)

For the quarters ended March 31, 2017,  December 31, 2016 and March 31, 2016, unit-based compensation expense included $0.8 million, $0.6 million, and $0.8 million, respectively, of cash payments related to quarterly payments of distribution equivalent rights on outstanding phantom unit awards and $0.4 million, $0, and $0.1 million, respectively, related to the cash portion of any settlement of phantom unit awards upon vesting. The remainder of the unit-based compensation expense for each period presented in 2017 and 2016 was related to non-cash adjustments to the unit-based compensation liability.

(2)	Represents certain transaction expenses related to potential acquisitions. The Partnership believes it is useful to investors to exclude these fees.

(3)

Reflects actual maintenance capital expenditures for the period presented. Maintenance capital expenditures are capital expenditures made to maintain the operating capacity of the Partnership’s assets and extend their useful lives, replace partially or fully depreciated assets or other capital expenditures that are incurred in maintaining the Partnership’s existing business and related operating income.

(4)

Represents distributions to the holders of the Partnership’s common units, after giving effect to the weighted average common units outstanding due to our December 2016 equity offering for the quarter ended December 31, 2016. Without giving effect to the weighted average common units outstanding due to our December 2016 equity offering for the quarter ended December 31, 2016, actual distributions to holders of the Partnership’s common units were $31.9 million.

(5)	Represents distributions to holders enrolled in the DRIP as of the record date for each period.

(6)

Represents cash distributions declared for common units not participating in the DRIP after giving effect to the weighted average common units outstanding due to our December 2016 equity offering for the quarter ended December 31, 2016.

(7)	For the quarter ended December 31, 2016, the Distributable Cash Flow Coverage Ratio based on actual units outstanding at the record date was 0.88x.

(8)	For the quarter ended December 31, 2016, the Cash Coverage Ratio based on actual units outstanding at the record date was 1.00x.

USA COMPRESSION PARTNERS, LP

FULL-YEAR 2017 ADJUSTED EBITDA AND DISTRIBUTABLE CASH FLOW GUIDANCE RANGE

RECONCILIATION TO NET INCOME

(Unaudited)

Guidance
Net income	$15.8 million to $30.8 million
Plus: Interest expense	$26.9 million
Plus: Depreciation and amortization	$92.3 million
Plus: Income tax expense	$0.2 million
EBITDA	$135.2 million to $150.2 million
Plus: Interest income on capital lease	$1.2 million
Plus: Unit-based compensation expense (1)	$8.6 million
Adjusted EBITDA	$145.0 million to $160.0 million
Less: Cash interest expense	$24.8 million
Less: Current income tax expense	$0.2 million
Less: Maintenance capital expenditures	$12.0 million
Distributable Cash Flow	$108.0 million to $123.0 million

(1)	Based on the Partnership’s unit closing price as of December 31, 2016.